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                                                                    EXHIBIT 4.6

                          CHANCELLOR MEDIA CORPORATION

                             1999 STOCK OPTION PLAN
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                               TABLE OF CONTENTS

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                                                                   PAGE
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
1.   Purpose.....................................................    1
2.   Administration..............................................    1
3.   Shares Available and Maximum Individual Grants..............    2
4.   Eligibility and Bases of Participation......................    3
5.   Authority of Committee......................................    3
6.   Option Grants...............................................    5
7.   Value Option Grants.........................................    8
8.   Performance-Based Options...................................   12
9.   Change of Control...........................................   12
10.  Adjustment of Shares........................................   12
11.  Assignment or Transfer......................................   13
12.  Compliance with Securities Laws.............................   13
13.  Withholding Taxes...........................................   14
14.  Costs and Expenses..........................................   14
15.  Funding of Plan.............................................   14
16.  Other Incentive Plans.......................................   14
17.  Effect on Employment........................................   14
18.  Definitions.................................................   14
19.  Amendment of Plan...........................................   17
20.  Effective Date and Term.....................................   17

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                          CHANCELLOR MEDIA CORPORATION
                             1999 STOCK OPTION PLAN

1. PURPOSE.

Chancellor Media Corporation, a Delaware corporation (herein, together with its successors, referred to as the "Company"), by means of this 1999 Stock Option Plan (the "Plan"), desires to afford certain key employees and other persons performing services for the Company or any direct or indirect subsidiary or parent corporation thereof now existing or hereafter formed or acquired (such corporations sometimes referred to herein as "Related Entities") with an opportunity to acquire a proprietary interest in the Company, and thus to create in such persons an increased interest in and a greater concern for the success of the Company and Related Entities. Certain definitions used herein are defined in Section 18 of this Plan.

The stock options described in Sections 6 and 7 (collectively, the "Options"), and the shares of Common Stock (as hereinafter defined) acquired pursuant to the exercise of such Options, are a matter of separate inducement and are not in lieu of any salary or other compensation for services. Options may be incentive stock options that are intended to qualify under Section 422 of the Code ("ISOs") or non-qualified stock options that are not intended to qualify under such Section ("Non Qualified Options" or "NQOs"). An Option shall be evidenced by one or more grant agreements between the Company and an optionee the terms of which shall be deemed part of the applicable Option. As used in the Plan, the terms "parent corporation" and "subsidiary corporation" shall have the meanings contained in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code").

2. ADMINISTRATION.

The Plan shall be administered by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company or any other committee or sub-committee appointed by the Board of Directors of the Company to administer this Plan (the "Committee"); provided, that the entire Board of Directors of the Company (the "Board of Directors") may act as the Committee if it chooses to do so; and provided, further, that (i) for purposes of determining any Performance-Based Options (as hereinafter defined) applicable to Key Employees (as hereinafter defined) who constitute "covered employees" within the meaning of Section 162(m) of the Code, "Committee" shall mean only those members thereof who qualify as "outside directors" within the meaning of Section 162(m) of the Code, and such Performance-Based Options shall be subject to ratification by unanimous approval of the members of the Board of Directors of the Company, and (ii) for so long as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Committee shall be composed solely of two or more "Non-Employee Directors" as defined in Rule 16b-3, as amended ("Rule 16b-3") promulgated thereunder. In no event shall any Eligible Non-Employee then serving on the Committee (or such other committee then administering the Plan) be granted Non-Qualified Options hereunder if the grant would cause such Eligible Non-Employee to no longer be a "Non-Employee Director" as set forth in this Section 2.

The number of individuals that shall constitute the Committee shall be determined from time to time by a majority of all the members of the Board of Directors, and, unless that
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majority of the Board of Directors determines otherwise, shall be no less than two individuals. A majority of the Committee shall constitute a quorum (or if the Committee consists of only two members, then both members shall constitute a quorum), and subject to the provisions of Section 5, the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee. The Committee shall administer the Plan so as (i) to comply at all times with the Exchange Act, and (ii) to seek to avoid the deduction limitation imposed by Section 162(m) of the Code from applying to compensation attributable to Options granted under the Plan to Key Employees who constitute "covered employees" within the meaning of Section 162(m) of the Code.

The members of the Committee shall serve at the pleasure of the Board of Directors, which shall have the power, at any time and from time to time, to remove members from or add members to the Committee. Removal from the Committee may be with or without cause. Any individual serving as a member of the Committee shall have the right to resign from membership in the Committee by written notice to the Board of Directors. The Board of Directors, and not the remaining members of the Committee, shall have the power and authority to fill vacancies on the Committee, however caused. The Board of Directors shall promptly fill any vacancy that causes the number of members of the Committee to be below two or any other number that Rule 16b-3 or other applicable rules under
Section 16(b) of the Exchange Act, Section 162(m) of the Code, or any successor or analogous rules or laws may require from time to time.

3. SHARES AVAILABLE AND MAXIMUM INDIVIDUAL GRANTS.

Subject to the adjustments provided in Section 10, the maximum aggregate number of shares of common stock, par value $0.01 per share, of the Company ("Common Stock") in respect of which Options may be granted for all purposes under the Plan shall be ten million (10,000,000) shares, of which three million (3,000,000) shares shall be available for grants of Options pursuant to Section 6 and seven million (7,000,000) shares shall be available for grants of Options pursuant to Section 7. If any shares as to which any Option has been granted cease to be subject to purchase for any reason (including the expiration of such Option, the termination of such Option prior to exercise, or the forfeiture of such Option), such shares shall thereafter be available for grants under the same section of the Plan as such prior Option. Options granted under the Plan may be fulfilled in accordance with the terms of the Plan with (i) authorized and unissued shares of Common Stock or (ii) issued shares of Common Stock held in the Company's treasury.

The maximum aggregate number of shares of Common Stock underlying all Options that may be granted to any single Key Employee (as hereinafter defined), including any Options that may have been granted to such Key Employee as an Eligible Non-Employee (as hereinafter defined), during the Term (as hereinafter defined) of the Plan shall be 2,000,000 shares, subject to the adjustments provided in Section 10. For purposes of the preceding sentence, such Options that are cancelled or repriced shall continue to be counted in determining such maximum aggregate number of shares of Common Stock that may be granted to any single Key Employee, including any Options that may have been granted to such Key Employee as an Eligible Non-Employee, during the Term of the Plan.

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4. ELIGIBILITY AND BASES OF PARTICIPATION.

Grants of Options may be made under the Plan, subject to and in accordance with
Section 6 or 7, to Key Employees and Eligible Non-Employees designated by the Committee in its sole discretion. The adoption of this Plan shall not be deemed to give any Person a right to be granted any Options.

As used herein, the term "Key Employee" shall mean any employee of the Company or any Related Entity, including officers and directors of the Company or any Related Entity who are also employees of the Company or any Related Entity, who are regularly employed on a salaried basis and who are so employed on the date of such grant, whom the Committee identifies as having a direct and significant effect on the performance of the Company or any Related Entity. The Committee shall specify whether an Option is intended to qualify as an ISO or as a NQO, and any stock option grant shall be a NQO if not otherwise identified.

As used herein, the term "Eligible Non-Employee" shall mean any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust, or other entity (collectively, a "Person"), that the Committee designates as eligible for a grant of Non-Qualified Options pursuant to this Plan because such Person performs bona fide consulting, advisory or other services for the Company or any Related Entity (other than services in connection with the offer or sale of securities in a capital-raising transaction) and the Committee determines that the Person has a direct and significant effect on the performance of the Company or any Related Entity.

5. AUTHORITY OF COMMITTEE.

Subject to and not inconsistent with the express provisions of the Plan, the Code and, if applicable, Rule 16b-3 and Section 162(m) of the Code, the Committee shall have plenary authority to:

          a. determine the Key Employees and Eligible Non-Employees to whom Options shall be granted, the time when such Options shall be granted, the number of Options, the purchase price or exercise price of each Option, the period(s) during which such Options shall be exercisable (whether in whole or in part, including whether such Options shall become immediately exercisable upon the consummation of a Change of Control), the restrictions to be applicable to Options and all other terms and provisions thereof (which need not be identical);

          b. require, as a condition to the granting of any Option, that the Person receiving such Option agree not to sell or otherwise dispose of such Option, any Common Stock acquired pursuant to such Option, or any other "derivative security" (as defined by Rule 16a-1(c) under the Exchange Act) of the Company for a period of six months following the later of (i) the date of the grant of such Option or (ii) the date when the exercise price of such Option is fixed if such exercise price is not fixed at the date of grant of such Option, or for such other period as the Committee may determine;

          c. provide an arrangement through registered broker-dealers whereby temporary financing may be made available to an optionee by the broker-dealer, under the rules and regulations of the Board of Governors of the Federal Reserve, for the purpose of assisting the optionee in the exercise of an Option, such authority to include the payment by the Company of the commissions of the broker-dealer;

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          d. provide the establishment of procedures for an optionee (i) to have withheld from the total number of shares of Common Stock to be acquired upon the exercise of an Option that number of shares having a Fair Market Value which, together with such cash as shall be paid in respect of fractional shares, shall equal the aggregate exercise price under such Option for the number of shares then being acquired (including the shares to be so withheld), and (ii) to exercise a portion of an Option by delivering that number of shares of Common Stock already owned by such optionee having an aggregate Fair Market Value which shall equal the partial Option exercise price and to deliver the shares thus acquired by such optionee in payment of shares to be received pursuant to the exercise of additional portions of such Option, the effect of which shall be that such optionee can in sequence utilize such newly acquired shares in payment of the exercise price of the entire Option, together with such cash as shall be paid in respect of fractional shares; provided, however, that (i) in the case of an ISO, no shares shall be used to pay the exercise price under this paragraph unless (A) such shares were not acquired through the exercise of an ISO, or (B) if so acquired, (x) such shares have been held for more than two years since the grant of such ISO and for more than one year since the exercise of such ISO (the "Holding Period"), or (y) if such shares do not meet the Holding Period, the optionee elects in writing to use such shares to pay the exercise price under this paragraph, and (ii) no such procedure shall be available if there is an opinion of the Company's independent accounting firm that the use of such a procedure could negatively affect the financial statements of the Company or a Related Entity;

          e. provide (in accordance with Section 13 or otherwise) the establishment of a procedure whereby a number of shares of Common Stock or other securities may be withheld from the total number of shares of Common Stock or other securities to be issued upon exercise of an Option to meet the obligation of withholding for income, social security and other taxes incurred by an optionee upon such exercise or required to be withheld by the Company or a Related Entity in connection with such exercise unless, as determined by the Committee in the exercise of its discretion, such procedure is not permitted by applicable law or would result in a charge to earnings that otherwise would not have occurred;

          f. prescribe, amend, modify and rescind rules relating to the Plan;
     and

          g. make all determinations permitted or deemed necessary, appropriate or advisable for the administration of the Plan, interpret any Plan or Option provision, perform all other acts, exercise all other powers, and establish any other procedures determined by the Committee to be necessary, appropriate, or advisable in administering the Plan or for the conduct of the Committee's business. Any act of the Committee, including interpretations of the provisions of the Plan or any Option and determinations under the Plan or any Option shall be final, conclusive and binding on all parties.

The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee or any Person to whom it has delegated duties as aforesaid may employ one or more Persons to render advice with respect to any responsibility the Committee or such Person may have under the Plan; provided, however, that any such delegation shall be in writing; and provided, however, that, any determination of Performance-Based Options (as hereinafter defined)

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applicable to Key Employees who constitute "covered employees" within the meaning of Section 162(m) of the Code may not be delegated to a member of the Board of Directors who, if elected to serve on the Committee, would not qualify as an "outside director" within the meaning of Section 162(m) of the Code. The Committee may employ attorneys, consultants, accountants, or other Persons and the Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such Persons. No member or agent of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan and all members and agents of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

6. OPTION GRANTS.

Subject to the provisions of this Section 6 and the Plan, the Committee shall have the authority to grant Options in respect of up to three million (3,000,000) shares of Common Stock, including any shares of Common Stock that have not been purchased and cease to be subject to purchase under any Option granted under this Section, to Key Employees and Eligible Non-Employees. The terms and conditions of the Options granted under this Section 6 shall be determined from time to time by the Committee; provided, however, that such Options shall be subject to and consistent with all terms and provisions of this
Section 6 and the Plan (other than Section 7). The Committee shall specify whether an Option is intended to qualify as an ISO or as a NQO, and any stock option grant shall be a NQO if not otherwise identified. In no event shall any Eligible Non-Employee then serving on the Committee (or such other committee then administering the Plan) be granted Non-Qualified Options hereunder if the grant would cause such Eligible Non-Employee to no longer be a "Non-Employee Director" as set forth in Section 2 hereof. The following provisions of this Section shall apply only to Options granted under this Section and shall not apply to Options granted under Section 7.

          a. Option Exercise Price. The Committee shall establish the exercise price per share of Common Stock at the time any Option is granted to a optionee at such amount as the Committee shall determine; provided, however, that the exercise price shall not be less than the Fair Market Value of Common Stock on the grant date or, if earlier, the date on which the Company or a Related Entity agrees to make such grant (notwithstanding that such grant is subject to approval by the Committee) and provided, further, that in the case of an ISO granted to a person who, at the time such ISO is granted, owns shares of the Company or any Related Entity which possess more than 10% of the total combined voting power of all classes of shares of the Company or of any Related Entity, the option exercise price shall not be less than 110% of the Fair Market Value per share of Common Stock at the date the Option is granted. The Option exercise price shall be subject to adjustment in accordance with the provisions of Section 10 of the Plan.

          b. Payment. The price per share of Common Stock with respect to each Option shall be payable at the time of exercise of such Option by the optionee. Such price shall be payable in cash or by any other means acceptable to the Committee, including delivery to the Company of shares of Common Stock owned by the optionee or by the delivery or withholding of shares pursuant to a procedure created pursuant to subsection 5(d) of the Plan. Shares delivered to or withheld by the Company in

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     payment of the exercise price shall be valued at the Fair Market Value of the Common Stock on the day preceding the date of the exercise of the Option.

          c. Term. The term of each Option shall be established by the Committee and set forth at the time such Option is granted. The term of an Option shall not exceed ten (10) years from the date of grant of such Option except as provided in subsections 6(e) and (f). An Option may be terminated prior to the expiration of its term in accordance with the provisions of the Plan.

          d. Vesting and Exercisability. Unless otherwise determined by the Committee, and subject to the provisions of subsections 6(e), (f), (g) and
     (h) below, Options granted to any Key Employee or Eligible Non-Employee pursuant to this Section 6 shall vest and become exercisable in accordance with and on the dates described in the schedule set forth below; provided, however, that unless otherwise determined by the Committee, such Options shall vest and become exercisable on any such date only if such Key Employee or Eligible Non-Employee is employed or providing services to the Company or any Related Entity on such date:

        - one-fifth of the shares of Common Stock underlying such Option shall vest and become exercisable on the first anniversary of the date of grant of such Option; and

        - an additional one-fifth of the shares of Common Stock underlying such Option shall vest and become exercisable on the second anniversary of the date of grant of such Option; and

        - an additional one-fifth of the shares of Common Stock underlying such Option shall vest and become exercisable on the third anniversary of the date of grant of such Option; and

        - an additional one-fifth of the shares of Common Stock underlying such Option shall vest and become exercisable on the fourth anniversary of the date of grant of such Option; and

        - the final one-fifth of the shares of Common Stock underlying such Option shall vest and become exercisable on the fifth anniversary of the date of grant of such Option.

No Option by its terms shall be exercisable after the expiration of ten years from the date of grant of the Option, except in accordance with subsection 6(e) or (f).

          e. Death. The Committee may accelerate, in whole or in part, the vesting and exercisability of any Options held by an optionee if such optionee's employment by or services for the Company and its Related Entities terminates due to the death of such optionee, and the remaining non-vested portion, if any, of such Options shall be cancelled. Upon the death of any optionee, the vested portion of any Option held by such optionee may be exercised by the estate of such optionee or by any other person who acquires the right to exercise such vested portion as a result of the death of such optionee. Unless a shorter or longer period is provided in any Option, the vested portion of such Option may be exercised by the earlier of (i) the first anniversary of the date of termination of the optionee's employment with or services for the Company and its Related Entities, or (ii) the expiration of the term of such Option, but in no event prior to the 90th day after the death of such optionee.

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          f. Disability. The Committee may accelerate, in whole or in part, the vesting and exercisability of any Options held by an optionee if such optionee's employment by or services for the Company and its Related Entities terminates due to the Disability (as defined in Section 18) of such optionee, and the remaining non-vested portion, if any, of such Options shall be cancelled. Upon the Disability of any optionee, the vested portion of any Option held by such optionee may be exercised by the optionee or his or her legal representatives. Unless a shorter or longer period is provided by the Committee in any Option, the vested portion of such Option may be exercised by the earlier of (i) the first anniversary of the date of termination of the optionee's employment with or services for the Company and its Related Entities on account of Disability, or (ii) the expiration of the term of such Option, but in no event prior to the 90th day after the date of such termination of employment or services; provided, however, that in the case of an exercise of an ISO, the optionee shall in any event be required to exercise the vested portion of such Incentive Option within one year after termination of the optionee's employment due to his or her Disability.

          g. Termination for Cause. Unless the Option granted to any Key Employee expressly provides otherwise or the Committee determines otherwise, such Key Employee shall immediately forfeit all rights under his or her Options, except as to the shares of Common Stock already purchased thereunder, if his or her employment is terminated by the Company or any Related Entity for Cause (as defined below). If the retention by the Company or any Related Entity of the services of any Eligible Non-Employee is terminated (i) for Cause or (ii) as a result of removal of such optionee from office as a director of the Company or of any Related Entity for cause by action of the stockholders of the Company or such Related Entity in accordance with the certificate of incorporation or the by-laws of the Company or such Related Entity, as applicable, and the corporate law of the jurisdiction of incorporation of the Company or such Related Entity, then such optionee shall immediately forfeit his, her or its Options except as to the shares of Common Stock already purchased. The determination that there exists Cause for termination shall be made by the Committee (unless otherwise agreed to in writing by the Company and the optionee) and any decision in respect thereof by the Committee shall be final and binding on all parties in interest.

          h. Other Termination of Employment. If the employment or the retention of the services of an optionee with the Company or a Related Entity terminates for any reason other than those specified in subsections 6(e),
     (f) or (g) above, such optionee shall have the right to exercise the vested portion of his or her Option in accordance with its terms, within 90 days after the date of such termination, unless a longer or shorter period is expressly provided in such Option or established by the Committee (but in no event after the expiration date of the Option), and thereafter such Option shall lapse and no longer be exercisable; provided, and without limiting the foregoing, that the Committee may, in the exercise of its discretion, extend the exercise date of any Option upon termination of employment for a period not to exceed six months plus one day (but in no event after the expiration date of the Option) if the Committee determines that the stated exercise date will have an inequitable result under Section 16(b) of the Exchange Act. The Committee may also accelerate the vesting and exercisability of the non-vested portion of any Option in its discretion,

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     whether expressly provided in such Option or determined by the Committee on or about any termination of employment or services that is not specified in subsections 6(e), (f) or (g) above.

          i. Maximum Exercise. To the extent that the aggregate Fair Market Value of Common Stock (determined at the time of the grant of the Option) with respect to which ISOs are exercisable for the first time by an optionee during any calendar year under all plans of the Company and any Related Entity exceeds $100,000, such ISOs shall be treated as NQOs.

          j. Continuation of Employment. Each ISO shall require the optionee to remain in the continuous employ of the Company or any Related Entity from the date of grant of the ISO until at least three months prior to the date of exercise of the ISO.

          k. Recharacterization of ISO. In the event that the exercise of any ISO, or method of exercise or payment therefor, would not be in compliance with this Section 6 and would consequently result in a violation of the requirements of Section 422 of the Code governing the treatment of ISOs, the Committee in the exercise of its discretion may recharacterize the Option as a NQO.

7. VALUE OPTION GRANTS.

Subject to the express provisions of this Section 7 and the Plan, the Committee shall have the authority to grant Non Qualified Options which become exercisable upon the value of the underlying shares of such options attaining a specified value ("Value Options") in respect of up to seven million (7,000,000) shares of Common Stock, including any shares of Common Stock that have not been purchased and cease to be subject to purchase under any Option granted under this Section, to Key Employees and Eligible Non-Employees. The terms and conditions of the Value Options granted under this Section 7 shall be determined from time to time by the Committee; provided, however, that the Value Options granted under this
Section 7 shall be subject to and consistent with all terms and provisions of the Plan (other than Section 6). In no event shall any Eligible Non-Employee then serving on the Committee (or such other committee then administering the Plan) be granted Value Options hereunder if such grant would cause such Eligible Non-Employee to no longer be a "Non-Employee Director" as set forth in Section 2 hereof. The following provisions of this Section shall apply only to Value Options granted under this Section and shall not apply to Options granted under
Section 6.

          a. Exercise Price. The exercise price with respect to each underlying share of Common Stock subject to any Value Option granted under this
     Section 7 shall be equal to the Fair Market Value per share of Common Stock on the date such Value Option is granted or, if earlier, the date on which the Company or a Related Entity agrees to make such grant (notwithstanding that such grant is subject to approval by the Committee) and provided, further, that in the case of an ISO granted to a person who, at the time such ISO is granted, owns shares of the Company or any Related Entity which possess more than 10% of the total combined voting power of all classes of shares of the Company or of any Related Entity, the option exercise price shall not be less than 110% of the Fair Market Value per share of Common Stock at the date the Option is granted. The Option exercise price shall be subject to adjustment in accordance with the provisions of Section 10 of the Plan.

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          b. Payment. The price per share of Common Stock with respect to each
     Value Option shall be payable at the time of exercise of such Option. Such price shall be payable in cash or by any other means acceptable to the Committee, including delivery to the Company of shares of Common Stock owned by the optionee or by the delivery or withholding of shares pursuant to a procedure created pursuant to subsection 5(d) of the Plan. Shares delivered to or withheld by the Company in payment of the Value Option exercise price shall be valued at the Fair Market Value of the Common Stock on the day preceding the date of the exercise of the Value Option.

          c. Term. The term of each Value Option shall be established by the Committee and set forth at the time such Option is granted. The term of a Value Option shall not exceed ten (10) years from the date of grant of such Option except as provided in subsections 7(f) or (g). A Value Option may be terminated prior to the expiration of its term in accordance with the provisions of the Plan.

          d. Vesting. Unless otherwise determined by the Committee, and subject to subsections 7(f), (g), (h) and (i) below, any Value Option granted to any Key Employee or Eligible Non-Employee hereunder shall vest, as distinguished from becoming exercisable, on the dates and in accordance with the vesting schedule set forth immediately below if such Key Employee or Eligible Non-Employee is employed or providing services to the Company or any Related Entity on such date:

        - one-fifth of the shares of Common Stock underlying such Option shall vest on the first anniversary of the date of grant of such Option; and

        - an additional one-fifth of the shares of Common Stock underlying such Option shall vest on the second anniversary of the date of grant of such Option; and

        - an additional one-fifth of the shares of Common Stock underlying such Option shall vest on the third anniversary of the date of grant of such Option; and

        - an additional one-fifth of the shares of Common Stock underlying such Option grant shall vest on the fourth anniversary of the date of grant of such Option; and

        - the final one-fifth of the shares of Common Stock underlying the Option shall vest on the fifth anniversary of the date of grant of such Option.

          e. Exercisability. A Value Option granted prior to June 1, 1999 shall become exercisable after the date on which the average Fair Market Value of a share of Common Stock, calculated on a daily basis, equals or exceeds $100.00 per share and a Value Option granted on or after June 1, 1999 shall become exercisable after the date on which the average Fair Market Value of a share of Common Stock, calculated on a daily basis, equals or exceeds the greater of (i) $100.00 per share or (ii) two-hundred percent (200%) of the exercise price for a share of Common Stock under such Option (the "Exercisability Value"), for a period of 30 consecutive days (excluding non-business days for this purpose) during the period from (and including) the date of grant of such Option through (and including) the fifth anniversary of the date of grant of such Option. No Value Option (whether or not vested) shall become exercisable after 5:00 p.m., in Dallas, Texas, on the fifth anniversary of the date of grant of such Option, and any Value Option (whether or not vested) that is not exercisable at such time shall automatically, and without notice, terminate and become null and void at such time. In addition, the exercisability of a Value Option shall be subject to subsections 7(f), (g), (h) and (i) and
     Section 9.

          f. Death. If any optionee's employment or retention of services by the Company or a Related Entity is terminated due to the death of such optionee, the Committee may accelerate, in whole or in part, the vesting of any Value Options held by such optionee and the remaining non-vested portion, if any, of such Value Options shall be cancelled.

             Upon the termination of employment or services of any optionee on account of the optionee's death, the vested portion of the Value Options credited to such optionee shall, to the extent then exercisable, be exercisable by the optionee's estate or any person who acquires rights with respect to such optionee's Options until the later of (i) the 90th day after the date of such termination of employment or services, or
        (ii) the earlier of the expiration date of the term of such Option or the first anniversary of the date of such termination of employment or services, unless a shorter or longer period is provided for in the Option or the Plan.

             In the event the vested portion of any Option is not exercisable on the date of an optionee's termination of employment or services on account of his or her death, such vested portion shall remain in effect and if it becomes exercisable on or prior to 5:00 p.m., Dallas, Texas, on the fifth anniversary of the date of grant of such Option, the optionee's estate or any person who acquires rights with respect to such Option as a result of the optionee's death may exercise such Option until the later of (i) the 90th day after the date such Option became exercisable and (ii) the earlier of the expiration date of the term of such Option or the first anniversary of the date of such termination of employment or services, unless a shorter or longer period is provided for in the Option or the Plan.

          g. Disability. If any optionee's employment or retention of services by the Company or a Related Entity is terminated due to the Disability of such optionee, the Committee may accelerate, in whole or in part, the vesting of any Value Options held by such optionee and the remaining non-vested portion, if any, of such Value Options shall be cancelled.

             Upon the termination of employment or services of any optionee on account of the optionee's Disability, the vested portion of the Value Options credited to such optionee shall, to the extent then exercisable, be exercisable by the optionee's estate or any person who acquires rights with respect to such optionee's Options until the later of (i) the 90th day after the date of such termination of employment or services, or (ii) the earlier of the expiration date of the term of such Option or the first anniversary of the date of such termination of employment or services, unless a shorter or longer period is provided for in the Option or the Plan; provided, however, that in the case the exercise of an ISO, the optionee shall in any event be required to exercise the vested portion of such Incentive Option within one year after termination of the optionee's employment due to his or her Disability.

             In the event the vested portion of any Option is not exercisable on the date of an optionee's termination of employment or services on account of his or her Disability, such vested portion shall remain in effect and if it becomes exercisable on or prior to 5:00 p.m., Dallas, Texas, on the fifth anniversary of the date of grant of such Option, the optionee's estate or any person who acquires rights with respect to such Option as a result of the optionee's Disability may exercise such Option until the later of (i) the 90th day after the date such Option became exercisable and (ii) the earlier of the expiration date of the term of such Option or the first anniversary of the date of such termination of employment or services, unless a shorter or longer period is provided for in the Option or the Plan; provided, however, that in the case of the exercise of an ISO, the optionee shall in any event be required to exercise the vested portion of such Incentive Option within one year after termination of the optionee's employment due to his or her Disability.

          h. Termination for Cause. If any optionee's employment or retention of services by the Company or a Related Entity is terminated for Cause, the optionee shall forfeit the Value Option, and the Value Option shall automatically, and without notice, terminate and become null and void at 5:00 p.m., Dallas, Texas time, on the date of termination, unless otherwise provided in the Option or determined by the Committee.

          i. Other Termination of Employment. If any optionee's employment or retention of services by the Company or a Related Entity is terminated for any reason other than for Cause, death or Disability, the vested portion of the Value Option shall, to the extent exercisable, remain exercisable until the later of: (i) the expiration of 90 days from the date of such termination, and (ii) the end of the Term of the Option. In the event the vested portion of the Value Option is not exercisable on the date of any such termination of employment or services, such portion shall remain in effect and subject to becoming exercisable on or before 5:00 p.m., Dallas, Texas, on the fifth anniversary of the grant date of such Option, the optionee may, until the 90th day after the date such Option becomes exercisable, exercise such Option. The Committee may accelerate vesting of any non-vested portion of a Value Option on account of an optionee's termination of employment or services for any reason other than Cause, death or Disability and may provide for a shorter or longer period to exercise any vested portion of such Option.

          j. Maximum Exercise. To the extent that the aggregate Fair Market Value of Common Stock (determined at the time of the grant of the Option) with respect to which ISOs are exercisable for the first time by an optionee during any calendar year under all plans of the Company and any Related Entity exceeds $100,000, such ISOs shall be treated as NQOs.

          k. Continuation of Employment. Each ISO shall require the optionee to remain in the continuous employ of the Company or any Related Entity from the date of grant of the ISO until at least three months prior to the date of exercise of the ISO.

          l. Recharacterization of ISO. In the event that the exercise of any ISO, or method of exercise or payment therefor, would not be in compliance with this Section 7 and would consequently result in a violation of the requirements of Section 422 of the Code governing the treatment of ISOs, the Committee in the exercise of its discretion may recharacterize the Option as a NQO.

8. PERFORMANCE-BASED OPTIONS.

The Committee, in its sole discretion, may designate and design Options granted under the Plan as Performance-Based Options (as hereinafter defined) if it determines that compensation attributable to such Options might not otherwise be tax deductible by the Company due to the deduction limitation imposed by Section 162(m) of the Code. Accordingly, Options granted under the Plan may be granted in such a manner that the compensation attributable to such Options is intended by the Committee to qualify as "performance-based compensation" as such term is used in Section 162(m) of the Code and the regulations promulgated thereunder and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code ("Performance-Based Options").

Options granted under the Plan to Key Employees who constitute "covered employees" within the meaning of Section 162(m) of the Code shall be deemed to qualify as Performance-Based Options only if the Option exercise price is not less than the Fair Market Value per share of Common Stock at the date the Option is granted; provided, that the Option exercise price shall be subject to adjustment in accordance with the provisions of Section 10 of the Plan.

9. CHANGE OF CONTROL.

Except as otherwise expressly provided in a particular Option, if (i) a Change of Control shall occur or (ii) the Company shall enter into an agreement providing for a Change of Control, then the Committee may declare any or all Options granted and outstanding under the Plan to be vested and exercisable in full at such time or times as the Committee shall determine and the Company may purchase any or all such Options for an amount of cash equal to the amount that could have been attained upon the exercise of such Options or the realization of the optionee's rights had such option been currently exercisable. Each Option accelerated by the Committee pursuant to the preceding sentence shall terminate, notwithstanding any express provision thereof or any other provision of the Plan, on such date (not later than the stated exercise date) as the Committee shall determine.

10. ADJUSTMENT OF SHARES.

Except as otherwise contemplated in Section 9, and unless otherwise expressly provided in a particular Option, in the event that, by reason of any merger, consolidation, combination, liquidation, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of the Company (collectively, an "Adjustment Event"), the Common Stock is substituted, combined, or changed into any cash, property, or other securities, or the shares of Common Stock are changed into a greater or lesser number of shares of Common Stock, the number and/or kind of shares and/or interests subject to an Option and the per share price, the value thereof or the Exercisability Value shall be appropriately adjusted by the Committee to give appropriate effect to such Adjustment Event. Any fractional shares or interests resulting from such adjustment shall be eliminated.

Except as otherwise contemplated in Section 9, and unless otherwise expressly provided in a particular Option, in the event the Company is not the surviving entity of an Adjustment Event and, in connection with such Adjustment Event, any optionee will hold Options issued pursuant to this Plan which have not been exercised, cancelled, or terminated in connection therewith, the Company shall cause such Options to be assumed (or cancelled and replacement Options issued) by the surviving entity or a Related Entity with such changes to the number and/or kind of shares and/or interests subject to an Option and the per share price, the value thereof or the Exercisability Value as the Committee determines is necessary to give appropriate effect to such Adjustment Event. In the event of any perceived conflict between the provisions of Section 9 and this Section 10, the Committee's determinations under Section 9 shall control.

11. ASSIGNMENT OR TRANSFER.

Except as otherwise expressly provided in any Option, no Option granted under the Plan or any rights or interests therein shall be assignable or transferable by an optionee except by will or the laws of descent and distribution, and during the lifetime of an optionee, Options granted to him or her hereunder shall be exercisable only by the optionee or, in the event that a legal representative has been appointed in connection with the Disability of an optionee, such legal representative.

12. COMPLIANCE WITH SECURITIES LAWS.

The Company shall not in any event be obligated to file any registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities law to permit exercise of any Option or to issue any Common Stock in violation of the Securities Act or any applicable state securities law. Each optionee (or, in the event of his or her death or, in the event a legal representative has been appointed in connection with his or her Disability, the Person exercising the Option) shall, as a condition to his or her right to exercise any Option, deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may deem necessary or appropriate to ensure that the issuance of shares of Common Stock pursuant to such exercise is not required to be registered under the Securities Act or any applicable state securities law.

Certificates for shares of Common Stock, when issued, may have substantially the following legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

          THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.

This legend shall not be required for shares of Common Stock issued pursuant to an effective registration statement under the Securities Act and in accordance with applicable state securities laws.

13. WITHHOLDING TAXES.

By acceptance of the Option, the optionee will be deemed to (i) agree to reimburse the Company or Related Entity by which the optionee is employed for any federal, state, or local taxes required by any government to be withheld or otherwise deducted by such corporation in respect of the optionee's exercise of all or a portion of the Option; (ii) authorize the Company or any Related Entity by which the optionee is employed to withhold from any cash compensation paid to the optionee or in the optionee's behalf, an amount sufficient to discharge any federal, state, and local taxes imposed on the Company, or the Related Entity by which the optionee is employed, and which otherwise has not been reimbursed by the optionee, in respect of the optionee's exercise of all or a portion of the Option; and (iii) agree that the Company may, in its discretion, hold the stock certificate to which the optionee is entitled upon exercise of the Option as security for the payment of the aforementioned withholding tax liability, until cash sufficient to pay that liability has been accumulated, and may, in its discretion, effect such withholding by retaining shares issuable upon the exercise of the Option having a Fair Market Value on the date of exercise which is equal to the amount to be withheld.

14. COSTS AND EXPENSES.

The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged against any Option nor to any employee receiving an Option.

15. FUNDING OF PLAN.

The Plan shall be unfunded. The Company shall not be required to make any segregation of assets to assure the payment of any Option under the Plan.

16. OTHER INCENTIVE PLANS.

The adoption of the Plan does not preclude the adoption by appropriate means of any other incentive plan for employees.

17. EFFECT ON EMPLOYMENT.

Nothing contained in the Plan or any agreement related hereto or referred to herein shall affect, or be construed as affecting, the terms of employment of any Key Employee except to the extent specifically provided herein or therein. Nothing contained in the Plan or any agreement related hereto or referred to herein shall impose, or be construed as imposing, an obligation on (i) the Company or any Related Entity to continue the employment of any Key Employee, and (ii) any Key Employee to remain in the employ of the Company or any Related Entity.

18. DEFINITIONS.

In addition to the terms specifically defined elsewhere in the Plan, as used in the Plan, the following terms shall have the respective meanings indicated unless another definition is agreed to in writing by the Company and the optionee in an option grant agreement with respect to such term or a similar term:

          "Adjustment Event" shall have the meaning set forth in Section 10 hereof.

          "Board of Directors" shall have the meaning set forth in Section 2 hereof.

          "Cause", with respect to any Key Employee, shall mean termination by action of the Board of Directors because of: (A) the optionee's conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude; (B) the optionee's personal dishonesty, willful misconduct, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (C) the optionee's willful commission of material mismanagement in the conduct of his or her duties as assigned to him by the Board of Directors or the optionee's supervising officer or officers of the Company; (D) the optionee's willful failure to execute or comply with the policies of the Company or his or her stated duties as established by the Board of Directors or the optionee's supervising officer or officers of the Company, or the optionee's intentional failure to perform the optionee's stated duties; or (E) substance abuse or addiction on the part of the optionee. "Cause", with respect to any Eligible Non-Employee, shall mean termination by action of the Board of Directors because of: (A) the optionee's conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude; (B) the optionee's personal dishonesty, willful misconduct, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (C) the optionee's willful commission of material mismanagement in providing services to the Company or any Related Entity; (D) the optionee's willful failure to comply with the policies of the Company in providing services to the Company or any Related Entity, or the optionee's intentional failure to perform the services for which the optionee has been engaged; (E) substance abuse or addiction on the part of the optionee; or (F) the optionee's willfully making any material misrepresentation or willfully omitting to disclose any material fact to the board of directors of the Company or any Related Entity with respect to the business of the Company or any Related Entity.

          "Change of Control" shall mean (a) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (c) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related Parties) directly and indirectly hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation; (d) the acquisition by any person or group of more than fifty percent (50%) of the direct and indirect voting power of all securities of the Company generally entitled to vote in the election of directors of the Company; or (e) the majority of the Board is composed of members who (i) have served less than twelve (12) months and
     (ii) were not approved by a majority of the Board at the time of their election or appointment.

          "Code" shall have the meaning set forth in Section 1 hereof.

          "Committee" shall have the meaning set forth in Section 2 hereof.

          "Common Stock" shall have the meaning set forth in Section 3 hereof.

          "Company" shall have the meaning set forth in Section 1 hereof.

          "Disability" shall mean permanent disability as defined under the appropriate provisions of the applicable long-term disability plan maintained for the benefit of employees of the Company or any Related Entity who are regularly employed on a salaried basis unless another meaning shall be agreed to in writing by the Committee and the optionee.

          "Eligible Non-Employee" shall have the meaning set forth in Section 4 hereof.

          "Exchange Act" shall have the meaning set forth in Section 2 hereof.

          "Fair Market Value" shall, as it relates to the Common Stock, mean, at the option of the Committee, the average of the high and low prices or the closing price of such Common Stock as reported on the principal national securities exchange on which the shares of Common Stock are then listed or the NASDAQ National Market, as applicable, on the date specified herein for such a determination; or, if there were no sales on such date, on the next succeeding day or immediately preceding day on which there were sales; or, if such Common Stock is not listed on a national securities exchange, the last reported bid price in the over-the-counter market; or, if such shares are not traded in the over-the-counter market, the per share cash price for which all of the outstanding Common Stock could be sold to a willing purchaser in an arms length transaction (without regard to minority discount, absence of liquidity, or transfer restrictions imposed by any applicable law or agreement) at the date of the event giving rise to a need for a determination. Except as may be otherwise expressly provided in a particular Option, Fair Market Value shall be determined in good faith by the Committee.

          The term "including" when used herein shall mean "including, but not limited to".

          "Key Employee" shall have the meaning set forth in Section 4 hereof.

          "Non Qualified Option" shall have the meaning set forth in Section 1 hereof.

          "Options" shall have the meaning set forth in Section 1 hereof.

          "Person" shall have the meaning set forth in Section 4 hereof.

          "Performance-Based Options" shall have the meaning set forth in
     Section 8 hereof.

          "Plan" shall have the meaning set forth in Section 1 hereof.

          "Related Entities" shall have the meaning set forth in Section 1 hereof.

          "Related Parties" shall mean with respect to any person (a) the spouse and lineal ascendants and descendants of such person, and any sibling of any of such persons and (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of persons referred to in subsection (a) above.

          "Rule 16b-3" shall have the meaning set forth in Section 2 hereof.

          "Securities Act" shall have the meaning set forth in Section 11 hereof. "Term" shall have the meaning set forth in Section 20 hereof.

          "Value Option" shall have the meaning set forth in Section 7 hereof.

19. AMENDMENT OF PLAN.

The Board of Directors shall have the right to amend, modify, suspend or terminate the Plan at any time; provided, that no amendment shall be made which shall increase the total number of shares of the Common Stock which may be issued and sold pursuant to Options granted under the Plan, or modify the provisions of the Plan relating to the number of shares subject to Section 7 and the Exercisability Value of Value Options pursuant to subsection 7(e) unless such amendment is made by or with the approval of the stockholders of the Company. The Board of Directors shall be authorized to amend the Plan and the Options granted thereunder to comply with Rule 16b-3 (or any successor rule) under the Exchange Act (or any successor law) and the regulations (including any temporary regulations) promulgated thereunder. No amendment, modification, suspension or termination of the Plan shall materially impair the value of any Options previously granted under the Plan, without the consent of the holder thereof.

20. EFFECTIVE DATE AND TERM.

The Plan shall be effective as of April 8, 1999. Except with respect to outstanding Options, the Plan shall terminate on the tenth anniversary of the date of adoption of the Plan or the date of approval of the Plan by the stockholders of the Company, whichever is earlier, unless sooner terminated by the Board of Directors (the "Term").